Exhibit 4.7
DESCRIPTION OF SHARE CAPITAL

The following description of the share capital of nVent Electric plc (“nVent,” the “Company,” “we,” “our” or “us) summarizes the material terms and provisions that apply to our share capital. The summary is subject to and qualified in its entirety by reference to our amended and restated memorandum and articles of association (the “Constitution”), which are filed as an exhibit to this Annual Report on Form 10-K. This description is not complete and is subject to the applicable provisions of the Companies Act 2014 of Ireland (as amended) (the “Irish Companies Act”) and the Constitution.

Capital Structure

nVent’s authorized share capital consists of €25,000 and $4,200,000, divided into 25,000 euro deferred shares with a nominal value of €1.00 per share, 400,000,000 ordinary shares with a nominal value of $0.01 per share and 20,000,000 preferred shares with a nominal value of $0.01 per share. The authorized share capital includes 25,000 euro deferred shares with a nominal value of €1.00 per share in order to satisfy minimum statutory requirements for Irish public limited companies. These euro deferred shares carry no voting or dividend rights.
nVent may issue shares subject to the maximum authorized share capital contained in the Constitution. The authorized share capital may be increased by a resolution approved by a two-thirds majority of the votes of nVent shareholders cast at a general meeting (referred to as a “variation resolution”) or reduced by a resolution approved by a simple majority of the votes of nVent shareholders cast at a general meeting (referred to under Irish law as an “ordinary resolution”). The shares comprising the authorized share capital of nVent may be divided into shares of such nominal value as the resolution shall prescribe.

As a matter of Irish law, the directors of a company (or a duly authorized committee thereof) may cause the company to issue new ordinary or preferred shares without shareholder approval once authorized to do so by the constitution of the company or by an ordinary resolution adopted by the shareholders at a general meeting. An ordinary resolution requires over 50 percent of the votes of a company’s shareholders cast at a general meeting (in person or by proxy). In accordance with current customary practice in Ireland, nVent sought, and received shareholder approval at nVent’s 2022 annual general meeting of shareholders to authorize the board of directors to issue up to a maximum of 33% of nVent’s ordinary share capital as of March 18, 2022 (an aggregate nominal amount of $548,920.45 or 54,892,045 ordinary shares), for a period of 18 months from approval, or November 13, 2023.

The rights and restrictions to which the ordinary shares are subject are prescribed in the Constitution. The Constitution entitles our board of directors, without shareholder approval, to determine the terms of preferred shares issued by nVent. Preferred shares may, among other things, be preferred as to dividends, rights on a winding up or voting in such manner as the directors of nVent may resolve. The preferred shares may also be redeemable at the option of the holder of the preferred shares or at the option of nVent, and may be convertible into or exchangeable for shares of any other class or classes of nVent, depending on the terms of such preferred shares. The issuance of preferred shares is subject to applicable law, including as appropriate the Irish Takeover Rules (as defined herein).

Preemption Rights

Under Irish law, certain statutory preemption rights apply automatically in favor of shareholders where shares are to be issued for cash. However, nVent has opted out of these preemption rights in the Constitution as permitted under Irish company law. Because Irish law requires this opt-out to be renewed every five years by a resolution approved by not less than 75 percent of the votes of the nVent shareholders cast at a general meeting (referred to under the Irish Companies Act as a “special resolution”), the Constitution provides that this opt-out must be so renewed. If the opt-out is not renewed, shares issued for cash must be offered to existing nVent shareholders on a pro rata basis to their existing shareholding before the shares can be issued to any new shareholders. The statutory preemption rights do not apply where shares are issued for non-cash consideration (such as in a stock-for-stock acquisition) and do not apply to the issue of non-equity shares (that is, shares that have the right to participate only up to a specified amount in any income or capital distribution) or where shares are issued pursuant to an employee option or similar equity plan. In accordance with current customary practice in Ireland, nVent sought, and received, shareholder approval at nVent’s 2022 annual general meeting of shareholders to authorize nVent to opt out of preemption rights with respect to the allotment of equity securities up to a maximum of 10% of nVent’s issued ordinary share capital as of March 18, 2022 (an aggregate nominal amount of $166,339.53 or 16,633,953 ordinary shares), provided that any amount above 5% of nVent’s issued ordinary share capital as of March 18, 2022 (an aggregate nominal amount of $83,169.77 or 8,316,977 ordinary shares) is to be used only for the purpose of an acquisition or a specific capital investment. This approval will expire 18 months from the date of the approval, or November 13, 2023.

Exhibit 4.7
Dividends

Under Irish law, dividends and distributions may only be made from distributable reserves. Distributable reserves generally means accumulated realized profits less accumulated realized losses and includes reserves created by way of capital reduction. In addition, no distribution or dividend may be made unless the net assets of nVent are equal to, or in excess of, the aggregate of nVent’s called-up share capital plus undistributable reserves and the distribution does not reduce nVent’s net assets below such aggregate. Undistributable reserves include the share premium account, the capital redemption reserve fund and the amount by which nVent’s accumulated unrealized profits, so far as not previously utilized by any capitalization, exceed nVent’s accumulated unrealized losses, so far as not previously written off in a reduction or reorganization of capital.

The determination as to whether or not nVent has sufficient distributable reserves to fund a dividend must be made by reference to the “relevant financial statements” of nVent. The “relevant financial statements” will be either the last set of unconsolidated annual audited financial statements or other financial statements properly prepared in accordance with the Irish Companies Act, that is initial financial statements or interim financial statements, which give a “true and fair view” of nVent’s unconsolidated financial position and accord with accepted accounting practice. The relevant financial statements must be filed in the Companies Registration Office (the official public registry for companies in Ireland).

The Constitution authorizes the directors to declare dividends to the extent they appear justified by profits without shareholder approval. Our board of directors may also recommend a dividend to be approved and declared by the nVent shareholders at a general meeting. Our board of directors may direct that the payment be made by distribution of assets, shares or cash and no dividend issued may exceed the amount recommended by the directors. Dividends may be declared and paid in the form of cash or non-cash assets and may be paid in U.S. dollars or any other currency. All holders of nVent ordinary shares will participate pro rata in respect of any dividend which may be declared in respect of nVent ordinary shares.

The directors of nVent may deduct from any dividend payable to any shareholder any amounts payable by such shareholder to nVent in relation to the nVent ordinary shares.

The directors of nVent are also entitled to issue shares with preferred rights to participate in dividends declared by nVent. The holders of such preferred shares may, depending on their terms, be entitled to claim arrears of a declared dividend out of subsequently declared dividends in priority to shareholders.

Share Repurchases, Redemptions and Conversions

Overview

The Constitution provides that any ordinary shares which nVent has agreed to acquire shall be deemed to be a redeemable share, unless our board of directors resolves otherwise. Accordingly, for Irish company law purposes, the repurchase of ordinary shares by nVent will technically be effected as a redemption of those shares as described below under “Repurchases and Redemptions by nVent.” If the Constitution does not contain such provision, all repurchases by nVent would be subject to many of the same rules that apply to purchases of nVent ordinary shares by subsidiaries described below under “Purchases by Subsidiaries of nVent” including the shareholder approval requirements described below and the requirement that any on-market purchases be effected on a “recognized stock exchange.” Neither Irish law nor any constituent document of nVent places limitations on the right of non-Irish residents or non-Irish owners to vote or hold nVent ordinary shares. Except where otherwise noted, references elsewhere in this document to repurchasing or buying back nVent ordinary shares refer to the redemption of ordinary shares by nVent or the purchase of nVent ordinary shares by a subsidiary of nVent, in each case in accordance with the Constitution and Irish company law as described below.

Repurchases and Redemptions by nVent

Under Irish law, a company may issue redeemable shares and redeem them out of distributable reserves or the proceeds of a new issue of shares for that purpose. nVent may only issue redeemable shares if the nominal value of the issued share capital that is not redeemable is not less than 10 percent of the nominal value of the total issued share capital of nVent. All redeemable shares must also be fully paid and the terms of redemption of the shares must provide for payment on redemption. Redeemable shares may, upon redemption, be canceled or held in treasury. Based on the provision of the Constitution described above, shareholder approval will not be required to redeem nVent ordinary shares.

Exhibit 4.7
nVent may also be given an additional general authority by its shareholders to purchase its own shares on-market which would take effect on the same terms and be subject to the same conditions as applicable to purchases by nVent’s subsidiaries as described below.

Our board of directors is also entitled to issue preferred shares, which may be redeemed at the option of either nVent or the shareholder, depending on the terms of such preferred shares. For additional information on redeemable shares, see “Capital Structure.”

Repurchased and redeemed shares may be canceled or held as treasury shares. The nominal value of treasury shares held by nVent at any time must not exceed 10 percent of the nominal value of the issued share capital of nVent. nVent may not exercise any voting rights in respect of any shares held as treasury shares. Treasury shares may be canceled by nVent or re-issued subject to certain conditions.

Purchases by Subsidiaries of nVent

Under Irish law, an Irish or non-Irish subsidiary may purchase nVent ordinary shares either as overseas market purchases or off-market purchases. For a subsidiary of nVent to make overseas market purchases of nVent ordinary shares, the nVent shareholders must provide general authorization for such purchase by way of ordinary resolution. However, as long as this general authority has been granted, no specific shareholder authority for a particular overseas market purchase by a subsidiary of nVent ordinary shares is required. For an off-market purchase by a subsidiary of nVent, the proposed purchase contract must be authorized by special resolution of the shareholders before the contract is entered into. The person whose nVent ordinary shares are to be bought back cannot vote in favor of the special resolution and, for at least 21 days prior to the special resolution being passed, the purchase contract must be on display or must be available for inspection by shareholders at the registered office of nVent.

In order for a subsidiary of nVent to make an overseas market purchase of nVent ordinary shares, such shares must be purchased on a “recognized stock exchange.” The New York Stock Exchange, on which the nVent ordinary shares are listed, is specified as a recognized stock exchange for this purpose by Irish company law.

The number of nVent ordinary shares acquired and held by the subsidiaries of nVent at any time will count as treasury shares and will be included in any calculation of the permitted treasury share threshold of 10 percent of the nominal value of the issued share capital of nVent. While a subsidiary holds nVent ordinary shares, it cannot exercise any voting rights in respect of those shares. The acquisition of nVent ordinary shares by a subsidiary must be funded out of distributable reserves of the subsidiary.

Lien on Shares, Calls on Shares and Forfeiture of Shares

The Constitution provides that nVent will have a first and paramount lien on every share that is not a fully paid up share for all moneys payable, whether presently due or not in respect of such nVent ordinary shares. Subject to the terms of their allotment, directors may call for any unpaid amounts in respect of any nVent ordinary shares to be paid, and if payment is not made, the shares may be forfeited. These provisions are standard inclusions in the constitution of an Irish company limited by shares such as nVent and are only be applicable to nVent ordinary shares that have not been fully paid up.

Consolidation and Division; Subdivision

The Constitution provides that nVent may, by ordinary resolution, consolidate and divide all or any of its share capital into shares of larger nominal value than its existing shares or subdivide its shares into smaller amounts than is fixed by the Constitution.

Reduction of Share Capital

nVent may, by ordinary resolution, reduce its authorized share capital in any way. nVent also may, by special resolution and subject to confirmation by the Irish High Court, reduce or cancel its issued share capital (which includes share premium) in any manner permitted by the Irish Companies Act.

Extraordinary General Meetings of Shareholders

Extraordinary general meetings of nVent may be convened (i) by our board of directors, (ii) on requisition of the shareholders holding not less than 10 percent of the paid-up share capital of nVent carrying voting rights or (iii) on requisition of nVent’s auditors. Extraordinary general meetings are generally held for the purposes of approving shareholder resolutions as may be required from time to time. At any extraordinary general meeting only such business shall be conducted as is set forth in the notice thereof.

Exhibit 4.7

Voting

Each ordinary share is entitled to one vote on each matter properly brought before the shareholders. At any meeting of nVent, all resolutions will be decided on a poll. Treasury shares of nVent ordinary shares that are held by subsidiaries of nVent will not be entitled to be voted at general meetings of shareholders.

Irish company law requires special resolutions of the shareholders at a general meeting to approve certain matters. Examples of matters requiring special resolutions include:

•amending the objects or memorandum of association of nVent;

•amending the Constitution;

•approving a change of name of nVent;

•authorizing the entering into of a guarantee or provision of security in connection with a loan, quasi-loan or credit transaction to a director or connected person;

•opting out of preemption rights on the issuance of new shares for cash;

•re-registration of nVent from a public limited company to a private company;

•variation of class rights attaching to classes of shares (where the Constitution does not provide otherwise);

•purchase of nVent shares off-market;

•reduction of issued share capital;

•sanctioning a compromise/scheme of arrangement;

•resolving that nVent be wound up by the Irish courts;

•resolving in favor of a shareholders’ voluntary winding-up;

•re-designation of shares into different share classes;

•setting the re-issue price of treasury shares; and

•a merger pursuant to the EU Cross-Border Merger Directives 2005/56/EC.

Variation of Rights Attaching to a Class or Series of Shares

Under the Irish Companies Act and as provided in the Constitution, any variation of class rights attaching to any issued class of nVent shares must be approved in writing by holders of three-quarters of the issued shares in that class or with the sanction of a special resolution passed at a separate general meeting of the holders of the shares of that class, provided that, if the relevant class of holders has only one holder, that person present in person or by proxy shall constitute the necessary quorum. The Constitution expressly provides that any issue of preferred shares (whatever the rights attaching to them) will be deemed not to be a variation of the rights of shareholders.

Inspection of Books and Records

Under Irish law, shareholders have the right to: (i) receive a copy of nVent’s Constitution and any act of the Irish government which alters the Constitution; (ii) inspect and obtain copies of the minutes of general meetings and resolutions of nVent; (iii) inspect and receive a copy of the register of shareholders, register of directors and secretaries, register of directors’ interests and other statutory registers maintained by nVent; (iv) receive copies of statutory financial statements (or summary financial statements, where applicable) and directors’ and auditors’ reports which have previously been sent to shareholders prior to an annual general meeting;

Exhibit 4.7
and (v) receive financial statements of a subsidiary company of nVent which have previously been produced to an annual general meeting of such subsidiary in the preceding ten years. The auditors of nVent will also have the right to inspect all books, records and vouchers of nVent. The auditors’ report must be circulated to the shareholders with audited consolidated annual financial statements of nVent prepared in accordance with generally accepted accounting practice in Ireland 21 days before the annual general meeting and must be read to the shareholders at nVent’s annual general meeting.

Acquisitions

An Irish public limited company may be acquired in a number of ways, including:

•a court-approved scheme of arrangement under the Irish Companies Act. A scheme of arrangement with shareholders requires a court order from the Irish High Court and the approval of a majority in number representing 75 percent in value of the shareholders present and voting in person or by proxy at a meeting called to approve the scheme;

•through a tender or takeover offer by a third party for all of the nVent ordinary shares. Where the holders of 80 percent or more of nVent ordinary shares have accepted an offer for their shares in nVent, the remaining shareholders may also be statutorily required to transfer their shares. If the bidder does not exercise its “squeeze out” right, then the non-accepting shareholders also have a statutory right to require the bidder to acquire their shares on the same terms. If nVent ordinary shares were to be listed on the Irish Stock Exchange or another regulated stock exchange in the European Union, this threshold would be increased to 90 percent;

•by way of a transaction with an EU-incorporated company under the Directive (EU) 2017/1132. Such a transaction must be approved by a special resolution. If nVent is being merged with another EU company under Directive (EU) 2017/1132 and the consideration payable to nVent shareholders is not all in the form of cash, nVent shareholders may be entitled to require their shares to be acquired at fair value; and

•by way of merger with another Irish company under the Irish Companies Act, which must be approved by a special resolution and by the Irish High Court.

Appraisal Rights

Generally, under Irish law, shareholders of an Irish company do not have appraisal rights. However, it does provide for dissenters’ rights in certain situations, as described below.

Under a tender or takeover offer, the bidder may require any remaining shareholders to transfer their shares on the terms of the offer (i.e., a “squeeze out”) if it has acquired, pursuant to the offer, not less than 80 percent of the target shares to which the offer relates (in the case of a company that is not listed on an EEA regulated market). Dissenting shareholders have the right to apply to the Irish High Court for relief.

A scheme of arrangement which has been approved by the requisite shareholder majority and approved by the Irish High Court will be binding on all shareholders. Dissenting shareholders have the right to appear at the Irish High Court hearing and make representations in objection to the scheme.

Under the EC (Cross-Border Mergers) Regulations 2008 (as amended) governing the merger of an Irish public limited company and a company incorporated in the European Economic Area (the EEA includes all member states of the EU, Norway, Iceland and Liechtenstein), a shareholder (a) who voted against the special resolution approving the merger or (b) of a company in which 90 percent of the shares is held by the other company party to the merger of the transferor company, has the right to request that the company acquire its shares for cash.

Similar rights apply in the case of a merger of an Irish public limited company into another company to which the provisions of the Irish Companies Act apply.

Disclosure of Interests in Shares

Under the Irish Companies Act, nVent shareholders must notify nVent (but not the public at large) if, as a result of a transaction, the shareholder will become interested in 3 percent or more of any class of nVent shares carrying voting rights; or if as a result of a transaction a shareholder who was interested in more than 3 percent of any class of nVent shares carrying voting rights ceases to be so interested. Where a shareholder is interested in more than 3 percent of any class of nVent shares carrying voting rights,

Exhibit 4.7
the shareholder must notify nVent (but not the public at large) of any alteration of his or her interest that brings his or her total holding through the nearest whole percentage number, whether an increase or a reduction. The relevant percentage figure is calculated by reference to the aggregate nominal value of the shares in which the shareholder is interested as a proportion of the entire nominal value of the issued share capital of nVent (or any such class of share capital in issue). Where the percentage level of the shareholder’s interest does not amount to a whole percentage this figure may be rounded down to the next whole number. nVent must be notified within five business days of the transaction or alteration of the shareholder’s interests that gave rise to the notification requirement. If a shareholder fails to comply with these notification requirements, the shareholder’s rights in respect of any nVent ordinary shares it holds will not be enforceable, either directly or indirectly, by action or legal proceeding. However, such person may apply to the court to have the rights attaching to such shares reinstated.

In addition to these disclosure requirements, nVent, under the Irish Companies Act, may, by notice in writing, require a person whom nVent knows or has reasonable cause to believe to be, or at any time during the three years immediately preceding the date on which such notice is issued to have been, interested in shares comprised in nVent’s relevant share capital to: (i) indicate whether or not it is the case and (ii) where such person holds or has during that time held an interest in any class of nVent shares carrying voting rights, to provide additional information as may be required by nVent, including particulars of the person’s own past or present interests in such class of nVent shares. If the recipient of the notice fails to respond within the reasonable time period specified in the notice, nVent may apply to court for an order directing that the affected shares be subject to certain restrictions, as prescribed by the Irish Companies Act, as follows:

•any transfer of those shares, or in the case of unissued shares any transfer of the right to be issued with shares and any issue of shares, shall be void;

•no voting rights shall be exercisable in respect of those shares;

•no further shares shall be issued in right of those shares or in pursuance of any offer made to the holder of those shares; and

•no payment shall be made of any sums due from nVent on those shares, whether in respect of capital or otherwise.

The court may also order that shares subject to any of these restrictions be sold with the restrictions terminating upon the completion of the sale.

In the event nVent is in an offer period pursuant to the Irish Takeover Panel Act 1997 (as amended) and the Takeover Rules 2013 made thereunder (the “Irish Takeover Rules”), accelerated disclosure provisions apply for persons holding an interest in nVent securities of 1 percent or more.

Anti-Takeover Provisions

Irish Takeover Rules and Substantial Acquisition Rules

A transaction in which a third party seeks to acquire 30 percent or more of the voting rights of nVent is governed by the Irish Takeover Panel Act 1997 (as amended) (the “Takeover Panel Act”) and the Irish Takeover Rules made thereunder and is regulated by the Irish Takeover Panel (the “Panel”). The “General Principles” of the Irish Takeover Rules and certain important aspects of the Irish Takeover Rules are described below.

General Principles

The Irish Takeover Rules are built on the following “General Principles” which will apply to any transaction regulated by the Panel:

•in the event of an offer, all holders of security of the target company should be afforded equivalent treatment and, if a person acquires control of a company, the other holders of securities must be protected;

•the holders of the securities in the target company must have sufficient time and information to enable them to reach a properly informed decision on the offer; where it advises the holders of securities, the board of the target company must give its views on the effects of implementation of the offer on employment, conditions of employment and the locations of the target company’s places of business;

Exhibit 4.7
•the board of the target company must act in the interests of the company as a whole and must not deny the holders of securities the opportunity to decide on the merits of the offer;

•false markets must not be created in the securities of the target company, the bidder or of any other company concerned by the offer in such a way that the rise or fall of the prices of the securities becomes artificial and the normal functioning of the markets is distorted;

•a bidder must announce an offer only after ensuring that he or she can fulfill in full, any cash consideration, if such is offered, and after taking all reasonable measures to secure the implementation of any other type of consideration;

•a target company must not be hindered in the conduct of its affairs for longer than is reasonable by an offer for its securities; and

•a “substantial acquisition” of securities (whether such acquisition is to be effected by one transaction or a series of transactions) shall take place only at an acceptable speed and shall be subject to adequate and timely disclosure.

Mandatory Bid

Under certain circumstances, a person who acquires shares or other voting rights in nVent may be required under the Irish Takeover Rules to make a mandatory cash offer for the remaining outstanding shares in nVent at a price not less than the highest price paid for the shares by the acquirer (or any parties acting in concert with the acquirer) during the previous 12 months. This mandatory bid requirement is triggered if an acquisition of shares would increase the aggregate holding of an acquirer (including the holdings of any parties acting in concert with the acquirer) to shares representing 30 percent or more of the voting rights in nVent, unless the Panel otherwise consents. An acquisition of shares by a person holding (together with its concert parties) shares representing between 30 percent and 50 percent of the voting rights in nVent would also trigger the mandatory bid requirement if, after giving effect to the acquisition, the percentage of the voting rights held by that person (together with its concert parties) would increase by 0.05 percent within a 12-month period. Any person (excluding any parties acting in concert with the holder) holding shares representing more than 50 percent of the voting rights of a company is not subject to these mandatory offer requirements in purchasing additional securities.

Voluntary Bid; Requirements to Make a Cash Offer and Minimum Price Requirements

If a person makes a voluntary offer to acquire outstanding nVent ordinary shares, the offer price must be no less than the highest price paid for nVent ordinary shares by the bidder or its concert parties during the three-month period prior to the commencement of the offer period. The Panel has the power to extend the “look back” period to 12 months if the Panel, taking into account the General Principles, believes it is appropriate to do so.

If the bidder or any of its concert parties has acquired nVent ordinary shares (i) during the period of 12 months prior to the commencement of the offer period which represent more than 10 percent of the total nVent ordinary shares or (ii) at any time after the commencement of the offer period, the offer must be in cash (or accompanied by a full cash alternative) and the price per nVent ordinary shares must not be less than the highest price paid by the bidder or its concert parties during, in the case of (i), the 12-month period prior to the commencement of the offer period and, in the case of (ii), the offer period. The Panel may apply this rule to a bidder who, together with its concert parties, has acquired less than 10 percent of the total nVent ordinary shares in the 12-month period prior to the commencement of the offer period if the Panel, taking into account the General Principles, considers it just and proper to do so.

An offer period will generally commence from the date of the first announcement of the offer or proposed offer.

Substantial Acquisition Rules

The Irish Takeover Rules also contain rules governing substantial acquisitions of shares which restrict the speed at which a person may increase his or her holding of shares and rights over shares to an aggregate of between 15 percent and 30 percent of the voting rights of nVent. Except in certain circumstances, an acquisition or series of acquisitions of shares or rights over shares representing 10 percent or more of the voting rights of nVent is prohibited, if such acquisition(s), when aggregated with shares or rights already held, would result in the acquirer holding 15 percent or more but less than 30 percent of the voting rights of nVent and such acquisitions are made within a period of seven days. These rules also require accelerated disclosure of acquisitions of shares or rights over shares relating to such holdings.

Frustrating Action

Exhibit 4.7

Under the Irish Takeover Rules, our board of directors is not permitted to take any action which might frustrate an offer for nVent ordinary shares once our board of directors has received an approach which may lead to an offer or has reason to believe an offer is imminent, subject to certain exceptions. Potentially frustrating actions such as (i) the issue of shares, options or convertible securities, (ii) material acquisitions or disposals, (iii) entering into contracts other than in the ordinary course of business or (iv) any action, other than seeking alternative offers, which may result in frustration of an offer, are prohibited during the course of an offer or at any time during which our board of directors has reason to believe an offer is imminent. Exceptions to this prohibition are available where:

a) the action is approved by nVent shareholders at a general meeting; or

b) the Panel has given its consent where:

i. it is satisfied the action would not constitute frustrating action;

ii. nVent shareholders that hold 50 percent of the voting rights state in writing that they approve the proposed action and would vote in favor of it at a general meeting;

iii. the action is taken in accordance with a contract entered into prior to the announcement of the offer; or

iv. the decision to take such action was made before the announcement of the offer and either has been at least partially implemented or is in the ordinary course of business.

Certain other provisions of Irish law or the Constitution may be considered to have anti-takeover effects, including those described under the following captions in this section: “—Capital Structure,” “—Preemption Rights” and “—Disclosure of Interests in Shares.”

Interested Shareholder Provision

nVent’s Constitution contains a provision that generally mirrors Section 203 of the Delaware General Corporation Law, an anti-takeover statute that prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested” shareholder for a period of three years following the time the person became an interested shareholder, unless the business combination or the acquisition of shares that resulted in a shareholder becoming an interested shareholder is approved in a prescribed manner. Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested shareholder. An “interested” shareholder under this provision of nVent’s Constitution is defined to be a person or entity who, together with its affiliates and associates, owns (or within three years prior to the determination of interested shareholder status did own) fifteen percent (15 percent) or more of nVent’s voting shares, which is the same threshold contained in Section 203 of the Delaware General Corporation Law. The existence of this provision would be expected to have an anti-takeover effect with respect to transactions not approved in advance by the nVent board of directors, including discouraging attempts that might result in a premium over the market price for the ordinary shares held by nVent shareholders
.
Shareholder Rights Plans and Share Issuances

Irish law does not expressly prohibit companies from issuing share purchase rights or adopting a shareholder rights plan (commonly known as a “poison pill”) as an anti-takeover measure. However, there is no directly relevant case law on the validity of such plans under Irish law. In addition, such a plan would be subject to the Irish Takeover Rules.

nVent’s Constitution allows the board to adopt a shareholder rights plan upon such terms and conditions as our board of directors deems expedient and in the best interests of nVent, subject to applicable law.

Subject to the Irish Takeover Rules, our board of directors also has the power to cause nVent to issue any of its authorized and unissued shares on such terms and conditions as our board of directors may determine (as described under “Capital Structure”) and any such action must be taken in the best interests of nVent. It is possible, however, that the terms and conditions of any issue of preferred shares could discourage a takeover or other transaction that holders of some or a majority of the ordinary shares believe to be in their best interests or in which holders might receive a premium for their shares over the then market price of the shares.

Exhibit 4.7
Amendment of Governing Documents

Under Irish law, Irish companies may only alter their constitutions by a resolution of the shareholders approved by 75 percent of the votes cast at a general meeting. An Irish company is not permitted to opt out of this requirement.

Duration; Dissolution; Rights upon Liquidation

nVent’s corporate existence is unlimited. nVent may be dissolved and wound up at any time by way of a shareholders’ voluntary winding up or a creditors’ winding up. In the case of a shareholders’ voluntary winding-up, a special resolution of shareholders is required (i.e., 75 percent of the votes cast, in person or by proxy, at a general meeting of shareholders). nVent may also be dissolved by way of court order on the application of a creditor, or by the Companies Registration Office as an enforcement measure where nVent has failed to file certain returns.

The rights of the shareholders to a return of nVent’s assets on dissolution or winding up, following the settlement of all claims of creditors, may be prescribed in the Constitution or the terms of any preferred shares issued by the directors of nVent from time to time. The holders of preferred shares in particular may have the right to priority in a dissolution or winding up of nVent. If the Constitution contains no specific provisions in respect of a dissolution or winding up, then, subject to the priorities of any creditors, the assets will be distributed to shareholders in proportion to the paid-up nominal value of the shares held. The Constitution provides that the nVent shareholders are entitled to participate pro rata in a winding up, but their right to do so may be subject to the rights of any preferred shareholder to participate under the terms of any series or class of preferred shares.

No Sinking Fund

The nVent ordinary shares have no sinking fund provisions.

No Liability for Further Calls or Assessments

All of our issued ordinary shares are duly and validly issued and fully paid.

Transfer and Registration of Shares

The transfer agent for nVent maintains the share register, registration in which will be determinative of membership in nVent. A shareholder of nVent who holds shares beneficially will not be the holder of record of such shares. Instead, the depository or other nominee is the holder of record of those shares. Accordingly, a transfer of shares from a person who holds such shares beneficially to a person who also holds such shares beneficially through a depository or other nominee will not be registered in our official share register, as the depository or other nominee will remain the record holder of any such shares.

A written instrument of transfer is required under Irish law to register on our official share register any transfer of shares (i) from a person who holds such shares directly to any other person, (ii) from a person who holds such shares beneficially to a person who holds such shares directly or (iii) from a person who holds such shares beneficially to another person who holds such shares beneficially where the transfer involves a change in the depository or other nominee that is the record owner of the transferred shares. An instrument of transfer is also required for a shareholder who directly holds shares to transfer those shares into his or her own broker account (or vice versa). Such instruments of transfer may give rise to Irish stamp duty, which must be paid prior to registration of the transfer on our official Irish share register. However, a shareholder who directly holds shares may transfer those shares into his or her own broker account (or vice versa) without giving rise to Irish stamp duty, provided that the shareholder has confirmed to our transfer agent that there is no change in the ultimate beneficial ownership of the shares as a result of the transfer and the transfer is not made in contemplation of a sale of the shares.

Any transfer of nVent ordinary shares that is subject to Irish stamp duty will not be registered in the name of the buyer unless an instrument of transfer is duly stamped and provided to the transfer agent. The Constitution allows nVent, in its absolute discretion, to create an instrument of transfer and pay (or procure the payment of) any stamp duty, which is the legal obligation of a buyer. In the event of any such payment, nVent is (on behalf of itself or its affiliates) entitled to (i) seek reimbursement from the buyer or seller (at its discretion), (ii) set-off the amount of the stamp duty against future dividends payable to the buyer or seller (at its discretion) and (iii) claim a lien against the nVent ordinary shares on which it has paid stamp duty. Parties to a share transfer may assume that any stamp duty arising in respect of a transaction in nVent ordinary shares has been paid unless one or both of such parties is otherwise notified by nVent.

Exhibit 4.7
The Constitution delegates to our secretary or assistant secretary (or their nominees) the authority to execute an instrument of transfer on behalf of a transferring party.

In order to help ensure that the official share register is regularly updated to reflect trading of nVent ordinary shares occurring through normal electronic systems, nVent intends to regularly produce any required instruments of transfer in connection with any transactions for which it pays stamp duty (subject to the reimbursement and set-off rights described above). In the event that nVent notifies one or both of the parties to a share transfer that it believes stamp duty is required to be paid in connection with the transfer and that it will not pay the stamp duty, the parties may either themselves arrange for the execution of the required instrument of transfer (and may request a form of instrument of transfer from nVent for this purpose) or request that nVent execute an instrument of transfer on behalf of the transferring party in a form determined by nVent. In either event, if the parties to the share transfer have the instrument of transfer duly stamped (to the extent required) and then provide it to our transfer agent, the buyer will be registered as the legal owner of the relevant shares on our official Irish share register (subject to the matters described below).

The directors may suspend registration of transfers from time to time, not exceeding 30 days in aggregate each year.

The directors may also, in their absolute discretion, and without assigning any reason, refuse to register (i) any transfer of a share which is not fully paid or (ii) any transfer to or by a minor or person of unsound mind but this shall not apply to the transfer of such share resulting from a sale of the share through a stock exchange on which the share is listed.